Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192670 and 333-196913 on Form S-3 and Registration Statement Nos. 333-143863 and 333-176789 on Form S-8 of our reports dated March 16, 2015, relating to the consolidated financial statements of StoneMor Partners L.P. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 16, 2015